FOR IMMEDIATE RELEASE May 2, 2005	Contact: Michael J. Jeffries (732) 542-2800 NASDAQ Symbol: OSTE

OSTEOTECH REPORTS FIRST QUARTER 2005 RESULTS;
REVENUES INCREASE 17% OVER FOURTH QUARTER 2004

Osteotech, Inc. announced today that first quarter 2005 revenues were $23,848,000, slightly improved from first quarter 2004 revenues of $23,777,000, which included revenues of $1,094,000 from metal spinal implant products that the Company ceased distributing in June, 2004. First quarter 2005 revenues also increased approximately 17% over fourth quarter 2004 revenues of $20,443,000. The improvement in revenues is primarily attributed to the continued growth of our international business and improved domestic revenues of Grafton(R) DBM, growth of our private label business, traditional tissue processing services for clients and direct distribution of traditional tissue.

Domestic revenues in the first quarter of 2005 were $20,357,000 as compared to $20,919,00 in the first quarter of 2004, which included $1,094,000 of revenue from metal spinal implants. Revenues from international operations increased 22% to $3,491,000 in the first quarter of 2005 from $2,858,000 in last year’s first quarter.

The Company incurred a net loss of $831,000 or $.05 diluted net loss per share in the first quarter of 2005 as compared to a net loss of $1,255,000 or $.07 diluted net loss per share in the same quarter of 2004, which included pre-tax charges of $1,998,000 related to the Company’s exit from the metal spinal implant business and severance costs of $650,000 related to the reorganization of the sales and marketing functions.

Richard W. Bauer, Osteotech’s Chief Executive Officer stated, “We are extremely pleased with the Company’s revenue performance in the first quarter of 2005 since it represents a reversal of the quarterly revenue declines experienced throughout 2004. When compared to fourth quarter 2004, first quarter 2005 consolidated revenues increased 17%, with domestic revenues up 15% and international revenues up 25%. As previously indicated, our international business has experienced significant growth over the last two years and continued to perform well in first quarter 2005. The Company’s domestic business performed poorly in 2004 after experiencing significant internal and field disruptions upon the decision to exit the metal spinal implant business and coming under significant competitive pressures on our Grafton(R) DBM and Graftech(R) Bio-implant brands. A new domestic organization and plans were put in place in third quarter 2004 to overcome these issues and it would appear that these actions are beginning to produce the desired results.”

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Mr. Bauer further commented, “The Company’s guidance for 2005 is to achieve consolidated revenues of $94 million to $98 million and a loss per diluted share of $.25 to $.28. Having achieved first quarter 2005 consolidated revenues of $23.8 million and a diluted loss per share of $.05, we are optimistic about the Company’s performance for the remainder of the year and our ability to deliver results within the existing revenue and earnings guidance. We feel confident that our domestic business will continue its turnaround as it stays focused on its growth and productivity initiatives and we’re equally confident that our international business will continue its expansion resulting in it continuing to be the fastest growing component of the Company’s business.”

Consolidated gross profit margins improved to approximately 45% in the first quarter of 2005 as compared to approximately 41% in the first quarter of 2004, which included the impact of the charge to exit the metal spinal implant business. This year’s gross profit was constrained by the increase in direct distribution of tissue, which has a lower gross profit as a percentage of revenues and increased international revenues, which has lower gross profit margins.

DBM Segment revenues increased approximately 13% to $12,895,000 in the first quarter of 2005 as compared to $11,433,000 in the same quarter of 2004. The Segment’s revenues consist of:

DBM Segment Revenues

	First Quarter Ended March 31,
	2005	2004
	(dollars in thousands)

Domestic:
Grafton® DBM	$9,896	$9,105
Private Label	1,101	604

	10,997	9,709
International:
Grafton® DBM	1,898	1,724

Total Segment Revenues	$12,895	$11,433

The increase in Segment revenues relates to an approximate 9% increase in domestic Grafton(R) DBM revenues, which had experienced a 10% decline in the full year 2004, including a 3% decline in the fourth quarter of 2004; an approximate 82% increase in private label DBM revenues and approximately a 10% increase in international Grafton(R) DBM revenues, all of which result primarily from increased unit volume.

DBM Segment operating income declined to $647,000 in the first quarter 2005 from $1,120,000 in last year’s first quarter due to an 86% increase in the direct distribution of domestic Grafton(R) DBM to end users, which has a lower gross profit as a percentage of revenues and an increase in operating expense, in part, associated with increased costs related to professional fees and administrative costs related to implementation of programs to turn around the domestic business.

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Base Tissue Segment revenues were $10,543,000 in the first quarter of 2005, as compared to revenues of $10,760,000 in the same quarter of last year. The Segment’s revenues consist of:

Base Tissue Segment Revenues

	First Quarter Ended March 31,
	2005	2004
	(dollars in thousands)

Domestic:
Traditional Tissue Processing
And Direct Distribution	$4,605	$4,297

Graftech® Bio-Implants	4,542	5,668

	9,147	9,965
International:
Traditional Tissue Processing
And Direct Distribution	1,396	795

Total Segment Revenues	$10,543	$10,760

The decline in Base Tissue Segment revenues in the quarter is primarily due to lower demand for Graftech(R) Bio-implants and processing of fewer donors for clients. These declines were partially offset by a 176% increase in direct distribution of traditional tissue to domestic end users and an approximate 76% increase in international revenues because of the continuing increased market penetration and geographic expansion.

The Base Tissue Segment incurred operating losses of $1,478,000 in the first quarter as compared to an operating loss of $342,000 in the first quarter of 2004. The increased loss is due primarily to a decline in gross profit margins because of the increase in domestic direct distribution of traditional tissues which has a lower gross profit as a percentage of revenues and increased international revenues, which have a lower gross profit margin. Additionally, operating expenses increased approximately 9% due primarily to increased costs related to professional fees and administrative costs related to implementation of programs to turn around the domestic business.

Mr. Bauer will host a conference call on May 3, 2005 at 2:00 pm Eastern Time to discuss first quarter results. You are invited to listen to the conference call by dialing 706-634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through 11:59 pm Eastern Time, May 10, 2005, by dialing 706-645-9291 and indicating access code 5723166.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements.

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Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004) filed with the Securities and Exchange Commission. All information in this press release is as of May 2, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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OSTEOTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Net revenues:
Service	$23,438	$22,193
Product	410	1,584

	23,848	23,777

Cost of services	13,063	10,897
Cost of products	158	3,242

	13,221	14,139

Gross profit	10,627	9,638

Marketing, selling, general and administrative	10,606	10,506
Research and development	962	856

	11,568	11,362

Operating loss	(941)	(1,724)
Interest expense and other, net	(296)	(237)

Loss before income tax benefit	(1,237)	(1,961)
Income tax benefit	(406)	(706)

Net loss	$(831)	$(1,255)

Loss per share:
Basic	$(.05)	$(.07)
Diluted	$(.05)	$(.07)
Shares used in computing loss per share:
Basic	17,176,696	17,120,390
Diluted	17,176,696	17,120,390

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OSTEOTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets

Cash and cash equivalents	$11,760	$13,391
Accounts receivable, net	18,608	14,795
Deferred processing costs	37,062	36,049
Inventories	1,415	1,202
Other current assets	6,204	5,595

Total current assets	75,049	71,032
Property, plant and equipment, net	36,167	37,447
Other assets	7,554	7,925

	$118,770	$116,404

Liabilities and Stockholders’ Equity

Accounts payable and accrued expense	$14,899	$11,532
Current portion of long-term debt	2,661	2,661

Total current liabilities	17,560	14,193
Long-term debt	9,411	10,076
Other liabilities	732	740

Total liabilities	27,703	25,009
Stockholders’ equity	91,067	91,395

	$118,770	$116,404

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